American Metals & Coal International, Inc.
475 Steamboat Road, 2nd Floor
Greenwich, CT 06830

Via Facsimile

November 7, 2006

Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212
Attention: Michael J. Quillen, CEO and President
Facsimile No.: (276) 628-3116

Re: Amendment to Section 4.1 of Amended and Restated Stockholder Agreement

Dear Mr. Quillen:

We refer you to that certain Amended and Restated Stockholder Agreement dated as of October 26, 2005, as amended, by and among Alpha Natural Resources, Inc., a Delaware corporation (the “Company”), the “AMCI Parties” (as defined therein), and the additional “Stockholders” (as defined therein) (the “Agreement”).

By his signature below, Hans J. Mende in his capacity as the AMCI Representative pursuant to Section 6.12 of the Agreement, hereby amends Section 4.1 of the Agreement to read in its entirety as follows:

4.1 General. Each Employee Stockholder (severally and not jointly) and the Company agree that (a) unless (x) a proposed Transfer by an Employee Stockholder is for bona fide estate planning purposes and (y) each of the conditions set forth in clauses (i) through (iv) of Section 3.1 of this Agreement has been satisfied in connection with such Transfer, none of the Restricted Employee Shares may be Transferred until they have vested in accordance with this Section 4 and (b) any Restricted Employee Shares that are not vested in accordance with this Section 4 as of the time of termination of the Employee Stockholder’s employment with the Company and all of its subsidiaries and Affiliates shall be forfeited to the Company immediately upon such termination.

This amendment is made pursuant to Section 3.3(a) of the Agreement and is effective from and after the date of this letter. Facsimile signatures to this amendment shall be valid for all purposes.

The AMCI Parties

By: _/s/ Hans J. Mende__________________
Hans J. Mende, the AMCI Representative